                                                                    EXHIBIT 10.2

                       TERMINATION AND RELEASE AGREEMENT

This TERMINATION AND RELEASE AGREEMENT (the "Agreement") is made on this 12th day of December, 2000 among:

1. WIPRO LIMITED, a company incorporated in accordance with the laws of India, having its registered office at Doddakannelli, Sarjapur Road, Bangalore - 560 035 (formerly at Du Parc Trinity, 10/th/ Floor, 17, M.G. Road, Bangalore) (hereinafter referred to as "Wipro" which expression shall unless it be repugnant to the context be deemed to include its successors in title and permitted assigns); and

2. KPN TELECOM B. V., a company incorporated in accordance with the laws of the Netherlands, having its registered office at Telecomplein / Maanplein, 2516 CK, The Hague, the Netherlands (hereinafter referred to as "KPN" which expression shall unless it be repugnant to the context be deemed to include its successors in title and assigns and permitted assigns);

3. KPN ASIA MAURITIUS HOLDING, a private limited company incorporated in accordance with the laws of Mauritius, having its registered office at 10, Frere Felix de Valois Street, P.O. Box 799, Port Louis, Mauritius (hereinafter referred to as "KPN Mauritius" which expression shall unless it be repugnant to the context be deemed to include its successors in title and permitted assigns); and

4. WIPRO NET LIMITED, a company incorporated under the laws of India, having its registered office at Du Parc Trinity, 10/th/ Floor, 17, M. G. Road, Bangalore (hereinafter referred to as "Company" which expression shall unless it be repugnant to the context be deemed to include its successors in title and permitted assigns).

WHEREAS:

(A) Wipro and KPN agreed to form a joint venture to engage in the business of providing in India the IP Based Services in India through the Company and for this purpose a Participation Agreement dated as of 31st October, 1999 (the "Participation Agreement") was executed among the Parties setting out the terms and conditions of participation and acquisition by KPN of 45% of the paid up equity share capital of the Company on a fully expanded basis.

(B) Simultaneous with the acquisition by KPN Mauritius (subsidiary of KPN) of 10,076,540 fully paid up equity shares of the Company constituting 45% shareholding in the Company ("the Sale Shares"), the Parties also executed a Shareholders Agreement dated as of the 7th December, 1999 ("the Shareholders Agreement") setting out the terms and conditions governing the relationship between Wipro and KPN/KPN Mauritius as shareholders of the Company and the operation and obligations of the Company.

(C) Wipro and KPN/KPN Mauritius have not been able to resolve certain business issues relating to the Company and have agreed to terminate the joint venture under the terms of a Letter Agreement dated 3 May 2000, such termination to be achieved by the transfer of the Sale shares by KPN Mauritius to Wipro, it being confirmed that after the decision to terminate the joint venture, the approval dated May 25, 2000 and the subsequent amendments dated 28th Aug 2000 and 7th Nov 2000 (valid till 31st December 2000) of the Reserve Bank of India had been obtained by Wipro for the purchase of the Sale Shares

(D) Wipro and KPN/KPN Mauritius wish to record in this Agreement the terms and conditions relating to the termination of the joint venture.

NOW THEREFORE, in consideration of the mutual promises of the Parties hereto, the Parties hereto agree as follows:

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1.   DEFINITIONS & INTERPRETATIONS

1.1  Definitions

     In this Agreement, unless the context otherwise requires:

     "Completion" shall mean the completion of actions set out in Clause 3.2 (after fulfillment of conditions set out in Clause 3.1)

     "Completion Date" shall be December 22, 2000 or such other date as the Parties may agree on which the Completion shall take

     "Consideration" shall mean the consideration to be received by KPN Mauritius from Wipro for the sale of the Sale Shares.

     "IP Based Services" means the Internet Protocol (IP) based services as defined in the Shareholders Agreement

     "JV Agreements" means any or all agreements / documents relating to the joint venture between Wipro and KPN including:

     (a) Participation Agreement between the Parties and all letters and confirmations provided by the Parties pursuant to the provisions thereof.
     (b) Disclosure Letters of the Parties pursuant to the Participation Agreement.
     (c)  Shareholders Agreement between the Parties.
     (d)  Technical Services Agreement between KPN Mauritius and the Company.
     (e)  Trademark License Agreement between KPN and the Company


     "Parties" shall mean Wipro, KPN, KPN Mauritius and the Company collectively; and "the Party" shall mean individually any of the Parties.

     "Related Party" or "Related Parties" refer to the following:

     (a) all corporations, partnerships, associations and other entities affiliated with a Party;
     (b) all or any directors, officers, employees, agents, shareholders and partners or the entities referred to in (a) above or the Party itself;
     (c) all successors in interest, assigns and nominees of the entities and persons referred to in (a) and (b) above.

     "Sale Shares" shall mean the 10,076,540 fully paid up equity shares of the Company constituting 45% shareholding in the Company held by KPN Mauritius.

     "Share Sale and Purchase Agreement" shall mean the Sale and Purchase Agreement as per the draft set out in Exhibit B to be entered into between KPN Mauritius and Wipro whereby Wipro will purchase the Sale Shares from KPN Mauritius.

     "Transfer" shall mean completion of the transfer of the Sale Shares by KPN Mauritius to Wipro pursuant to the Share Sale and Purchase Agreement.

1.2  Interpretation

     Unless otherwise stated or unless the context otherwise requires, in this
     Agreement:

     (a) Headings are for convenience only and shall not affect its interpretation.
     (b) Where a word or phrase is defined, other parts of speech and grammatical forms of that word or phrase shall have corresponding meanings.
     (c) References to the recitals, Clauses and Exhibits shall be references to clauses and exhibits of this Agreement. Exhibits shall form part of this Agreement.
     (d) References to statutes shall be a reference to the statutory enactments, rules and regulations (as modified, amended or re-enacted as of the appropriate date) in force.

2.   TERMINATION OF THE JOINT VENTURE

2.1 Subject to the terms and conditions of this Agreement, Wipro and KPN have agreed to terminate the joint venture of providing in India the IP Based Services through the Company. The termination will be achieved by the transfer of the Sale Shares by KPN Mauritius to Wipro under the terms of the Share Sale and Purchase Agreement.

2.2 The termination of the joint venture will be effective immediately upon Completion (that is the transfer of the Sale Shares by KPN Mauritius to Wipro in accordance with the terms of the Share Sale and Purchase Agreement). The termination of the joint venture would be to the effect that the position (contractually or otherwise) of the Parties prior to the participation by KPN in the share capital of the Company is secured and/or achieved except and to the extent of the monies invested by KPN Mauritius or the Consideration to be received by KPN Mauritius.

2.3  The Parties agree and accept that as of the Transfer:

     (a) the JV Agreements shall, notwithstanding anything contained in the JV Agreements or the Articles of Association of the Company or any other document, stand terminated by mutual agreement and all such JV Agreements shall cease to have any effect or force. Such termination shall be without any, additional or further liability or claims by any of the Parties on the other Parties, except for the Consideration to be received by KPN Mauritius.

     (b) none of the Parties shall be required to comply with or be bound with any of the obligations under the JV Agreements and all rights thereunder shall cease except and to the extent provided in this Agreement.

     (c) the nominees of KPN on the Board of the Company shall resign from the Board of the Company.

2.4 This Agreement and the terms and conditions hereof shall supersede and override anything to the contrary contained in any of the JV Agreements, or the Articles of Association of the Company or any other document, subject to the Completion being achieved.

2.5 This Agreement shall constitute an appropriate written modification of respective JV Agreements, and wherever applicable in compliance with relevant clauses relating to modification of each of the JV Agreements, such as,

     (a)  Clause 21.2 of the Shareholders Agreement,
     (b)  Clause 13.3 of the Participation Agreement,
     (c) Clause 8 of the Trade Mark License Agreement between KPN and the Company, and
     (d) Clause 15 of the Technical Services Agreement between KPN Mauritius and the Company.

2.6 The Parties agree that, upon to the Completion being achieved, any restrictive covenants, undertakings or stipulations in any or all of the JV Agreements whether applicable

     (a)  prior to the execution of the respective JV Agreements, or
     (b)  post termination or expiration of the respective JV Agreements,

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     unless otherwise expressly excluded by this Agreement shall cease to have any effect or force as if these never existed.

     Without limiting the generality of the foregoing, in particular and as a matter of illustration, the restrictive covenants in

     I. the Shareholders Agreement relating to non-compete (Clause 2.2, 2.4, 2.5, 19.10), relating to International Customers or the New International Customers (Clause 7), rights of over New IP Based Services (Clause 9), Rights over New Business (Clause 10).

     II. The Participation Agreement relating to exclusivity of the Company as the vehicle for undertaking IP Based Services (Clause 2.2).

     shall cease to have effect or force as of the Completion.

     The Company shall cease to have the right to, and shall not, use KPN's name, brand name and/or logo after the Transfer and for this purpose hereby waives the right to use the KPN's name, brand name and/or logo under Clause
     5.4 of the Shareholders Agreement.

2.7 Notwithstanding Clause 2.6 above or anything contained in the JV Agreements, the Parties agree as of and after Transfer:

     (a) all the provisions relating to confidentiality obligations contained in any or all of the JV Agreements shall continue to be in force for a period of two years from the date of this Agreement, provided however,

          (i) Wipro and the Company will cease to use confidential or other technical information provided by KPN/ KPN Mauritius and will return at Completion all originals and copies thereof to KPN/ KPN Mauritius, and

          (ii) KPN/ KPN Mauritius will cease to use confidential or other technical information provided by Wipro and/or the Company and will return at Completion all originals and copies thereof to Wipro and/or the Company, as the case may be.

     (b) Neither of KPN or Wipro shall, either directly or indirectly, offer to engage the services of any of the employees of the other Party or solicit/entertain any request for employment from the other Party's employees for a period of 18 months from date of this Agreement.

2.8  As part of the joint venture termination:

     (a) Wipro and the Company confirm that KPN's/ KPN Mauritius's personnel in the Company have ceased to function effective May 16, 2000. The Company has paid the agreed employee compensations (local salary) up to that date and all notice period requirements will stand waived. This shall constitute full and final settlement of all claims by and between the Company and the said personnel, and by and between the said personnel and the Company.

     (b) As of May 3, 2000, the Company agrees and confirms that KPN and KPN Mauritius are discharged of all their rights, duties, liabilities and obligations under the joint venture and/or the JV Agreements, and shall not be liable for any past, present or future actions, proceedings, accounts, claims, dues, damages, costs, losses, expenses, demands relating to or connected with the joint venture or to the Company's customers, employees or any third party such as the DOT, government organisations, etc and the Company hereby indemnifies and keep indemnified KPN and KPN Mauritius against all liabilities, claims, damages, actions, liens, losses etc. in respect of the above.

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2.9  The sale and purchase of the Sale Shares  shall be completed on or before
     22nd December 2000. Each of the Parties undertakes to the others to take in good faith, all the requisite steps to be taken by it to effect the Transfer on or before the Transfer Date and in the event of failure by either KPN/KPN Mauritius or Wipro/Wipro Net to fulfill its obligation hereunder, the other shall be entitled to seek specific performance by the Party in default. Notwithstanding the above, in the event the transfer is not effected by December 22, 2000, Wipro, KPN / KPN Mauritius shall, be entitled to exercise all their rights under the JV Agreements. KPN/ KPN Mauritius shall also not be liable for any act or omission in respect of Wipro Net during the period May 16, 2000 till December 22, 2000. Wipro and WiproNet acknowledge that KPN and KPN Mauritius have entered into this Agreement for a consideration of US$ 23.25 million in order to expedite the Transfer of Sale Shares, and Wipro and WiproNet agree that, without prejudice to the rights of KPN/KPN Mauritius specified above, in case the Transfer is not achieved by the Transfer Date, KPN/KPN Mauritius shall, at their discretion, have the right to pursue any other rights and remedies available to them against Wipro and WiproNet as if this Agreement has not been executed.


3.   COMPLETION

3.1  The Completion shall be subject to the following conditions:

     (a) execution of the Share Sale and Purchase Agreement by KPN Mauritius and Wipro.
     (b) Delivery and receipt of various documents referred to in Clause 4.1 of the Share Sale and Purchase Agreeement.
     (c) receipt by the Company from KPN of a letter of waiver (in accordance with Article 33 of the Articles of the Company) from KPN of the requirement of a nominee of KPN being present for constituting the quorum for the meeting of the Board of Directors of the Company for approval of the transfer of Sale Shares to Wipro.
     (d) completion of the transfer of the Sale Shares to Wipro under the Share Sale and Purchase Agreement.

3.2 At the date of the Completion all (and not part only) of the following business shall be transacted:

     (a) the Company shall deliver (simultaneously with 3.2(b) below) to KPN Mauritius a certified copy of the resolution recording the transfer of the Sale Shares in favour of Wipro as well as a copy of the share certificate(s) of the Sale Shares, evidencing the endorsement in favour of Wipro by the Company.

     (b) KPN shall deliver (simultaneously with 3.2(a) above) to the Company the resignation letters of all the directors nominated by KPN under the Shareholders Agreement from the Board of Directors of the Company as well as a letter waiving any rights that KPN may have in relation to the modification of the Articles of Association of the Company,

     (c) Wipro shall procure a Board meeting of the Company to be held for transacting the following business for re-constitution of the Board of the Company with the resignation of the KPN's nominees, and for calling an extra-ordinary general meeting of the Company at a short notice to modify the Articles of Association of the Company in accordance with Exhibit A hereto.

     (d) Wipro shall procure a extra-ordinary general meeting of the Company to pass a special resolution for modification of the Articles of Association of the Company.

     (e)  The Company shall deliver to KPN/KPN Mauritius

          (i) the certified true copies of the resolution of Board accepting the resignation of the nominees of KPN on the Board, and

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          (ii)   the certified true copies of the resolution of the Board and the shareholders of the Company approving the modification of the Articles of Association as per Clause 3.2(c) above.

          (iii) letter addressed to the Secretariat for Industrial Assistance, informing about the sale of the Sale shares and that permission granted in respect of KPN/KPN Mauritius ceases to be effective as a result of transfer of the Sale Shares based on the permission granted by the reserve Bank of India for transfer of the Sale Shares to Wipro.


3.3 If the Completion actions in Clause 3.2 are not achieved and the transfer of the Sale Shares has been effected then, KPN/ KPN Mauritius or Wipro (as the case may be) shall have the right to require Wipro or KPN / KPN Mauritius respectively to secure the retransfer of the Sale Shares to KPN Mauritius or in the alternative to seek specific performance.

4.   LIABILITIES AND INDEMNITIES

4.1 The Parties agree that as of May 16, 2000, KPN and KPN Mauritius (singly or jointly) have been / shall be deemed to have been discharged, fulfilled and/ or extinguished all their respective rights, duties, liabilities and obligations under the joint venture or under the JV Agreements or the Articles of Association of the Company or any other document (excluding the Share Sale and Purchase Agreement) as joint venture partners, shareholders or otherwise.

4.2 Upon the Completion being achieved, Wipro and the Company hereby jointly and severally agree and undertake to keep KPN and/or KPN Mauritius (as the case may be) harmless and completely indemnified against all (past, present or future) actions, proceedings, accounts, claims, dues, damages, costs, losses expenses, demands relating to or connected with the joint venture or the JV Agreement.

5.   GOVERNING LAW AND DISPUTE RESOLUTION

5.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of India.

5.2 Any dispute, controversy or claim arising out of or in relation to this Agreement or the breach, termination or invalidity thereof, if the same cannot be settled amicably among the Parties concerned, shall be settled by final and binding arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration proceedings shall take place at Bangalore in India and the proceedings shall be exclusively in English.

5.3 No Party shall be entitled to commence or maintain any action in a court of law upon any matter in dispute until such matter shall have been submitted to arbitration and determined as provided above, and then only for the enforcement of the arbitral award, except that any party may approach the court for conservancy and provisional measures for injunctive relief.

5.4 Pending the resolution of a dispute by arbitration, the Parties shall, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the arbitral award.

5.5 In the event that it is necessary for any of the Parties to this Agreement to commence arbitration to enforce any of the provisions hereof, the Party prevailing in the arbitration or action shall be entitled to collect from the other parties and to have added to and included in any award or

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     judgement rendered in such arbitration or action such additional sum as the arbitrator or court shall deem reasonable for lawyers' fees.

6.   WAIVER

6.1 As a part of the agreement of the parties relating to the termination of the joint venture and the JV Agreements and effective upon the transfer of the Sale Shares,

     (a) KPN and KPN Mauritius (singly or jointly) hereby waive any or all of its rights or claims arising out of or relating to the joint venture or the JV Agreements, against Wipro and/or the Company; and

     (b) Wipro and the Company (singly or jointly) hereby waive any or all of their rights or claims arising out of or relating to the joint venture or the JV Agreements against KPN and/or KPN Mauritius.

6.2 As of the date of this Agreement, Wipro and KPN shall not either by itself or through any one or more of its Related Parties, at any time hereafter bring or take any action or proceeding or make any claim or demand against each other or any Related Party of Wipro or KPN arising out of or in respect of any of the JV Agreements (including the Shareholders Agreement, the Participation Agreement), and any related transaction or occurrences on or before the date hereof. The Parties hereby expressly waive any right or claim against the other Party in respect of any breach of any representation or warranty of such other Party under the Participation Agreement Wipro and KPN waive all such rights, whether specific, implied, statutory or otherwise (if any) touching upon or in respect of each and all of them.

7.   GENERAL PROVISIONS

7.1 This Agreement constitutes the entire understanding of the parties with reference to the subject matter of this Agreement and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations among the parties with respect to the subject matter hereof.

7.2 This Agreement shall not be amended, modified, altered or changed in any way except by a writing executed by a duly authorised representative of each of the parties. A waiver by any Party of any provision of this Agreement or a breach thereunder shall not be deemed to constitute a subsequent or future waiver of the same or any other provision or a breach of this Agreement. This Agreement shall inure to the benefit of and be binding on the respective successors and assigns of the parties. The parties hereto agree and undertake that this Agreement shall continue to be valid, binding and enforceable against the parties as well as their successors and assigns notwithstanding any merger, acquisition, corporate reorganisation by way of change in the ownership and/or management of the parties or otherwise.

7.3 If any part of this Agreement is declared invalid or unenforceable, the parties shall, in good faith, consult with each other and adopt new provisions that will to the greatest extent permitted by law, place the parties in the same economic position that they would have been in had the invalid part of the Agreement continued in effect and those portions of this Agreement that have not been declared invalid or unenforceable shall remain in full force and effect.

7.4 All notices, communications and other correspondence required or permitted by this Agreement shall be in writing and shall be sent by (a) facsimile, with confirmation copy sent by registered first class airmail, (b) by personal delivery with acknowledgement of receipt or (c) by registered, first class air mail, return receipt requested and postage prepaid, to the following address:

     in the case of Wipro to                Corporate Vice- President - Legal &
                                            Company Secretary

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                                          Wipro Limited
                                          Doddakannelli,
                                          Sarjapur Road,
                                          Bangalore 560 035
                    Fax:                  91 (80) 844 0054

     in the case of Company to            Company Secretary
                                          Wipro Net Limited
                                          Du Parc Trinity, 10/th/ Floor
                                          17 M G Road, Bangalore 560 001
                    Fax:                  91 (80) 559 6748

     in the case of KPN
     or KPN Mauritius to                  Hans van Moorsel
                                          39, Robinson Road
                                          #15-01, Robinson Point
                                          Singapore 068911
                    Fax:                  0065 538 5255

     All such notices, communications and correspondence shall be sent and deemed to have been received as follows: (i) if by facsimile, upon receipt of the confirmation copy; and (ii) if by personal delivery, courier or registered, first class airmail, upon receipt or refusal of delivery. A Party may change the address to which notices are to be sent by a notice complying herewith to that effect. All notices will be in English.

7.5 No failure or delay by any of the Parties in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by any of the Parties of any breach by the other of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

7.6 The formation, validity, performance interpretation and enforcement of this Agreement shall be governed only by the laws of India, and the Parties hereby irrevocably submit only to the jurisdiction of the Indian courts.

7.7 Until execution of the Termination Agreement, no party shall without the prior written consent of the other party make public in any manner whatsoever the contents of this Agreement or the transactions contemplated herein, except upon mutual agreement or as may be required by laws to which each party is respectively subject to.

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7.8  This Agreement shall supersede and override anything to contrary contained in any document including the Share Sale and Purchase Agreement and it is clarified that in case of any inconsistency between this Agreement and the Share Sale and Purchase Agreement, then this Agreement shall prevail and have overriding effect.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.
SIGNED by                                         )
for and on behalf of                              )
Wipro LIMITED                                     )
in the presence of:                               )

SIGNED by                                         )
for and on behalf of                              )
KPN TELECOM B.V.                                  )
in the presence of:                               )

SIGNED by                                         )
for and on behalf of                              )
KPN ASIA MAURITIUS HOLDING                        )
in the presence of:                               )

SIGNED by                                         )
for and on behalf of                              )
Wipro NET LIMITED                                 )
in the presence of:                               )

                                                                       EXHIBIT A
                                        to the Termination and Release Agreement
                                 among Wipro, KPN, KPN Mauritius and the Company

New Articles of Association of WIPRO NET LIMITED


                            THE COMPANIES ACT, 1956

                           COMPANY LIMITED BY SHARES

                            ARTICLES OF ASSOCIATION

                                      OF

                               WIPRO NET LIMITED

1. The Regulations contained in Table A in Schedule I to the Companies Act, 1956 (hereinafter referred to as "Table A") shall apply to this Company insofar as they are applicable to a company which is a public limited company under Section 43A of the Companies Act, 1956 and save and insofar as they are expressly or impliedl excluded or modified by the following Articles.

2.   Regulations 5, 19, 20 to 24, 40 to 43, 49, 55, 56, 65, 66, 74(2) and 84 of
     Table A shall not apply to the Company.

3. The Company is a public limited company under Section 43A of the Companies Act and accordingly:

     a. the right to transfer shares of the Company is restricted in manner hereinafter provided.

     b. the number of members of the Company (exclusive of persons who are in the employment of the Company and of persons who having been formerly in the employment of the Company were members of the Company while in that employment and have continued to be members after the employment ceased), shall be limited to fifty. Provided that where two or more persons hold one or more shares in the Company jointly they shall for the progress of this Articles be treated as a single member.

     c. Any invitation to the public to subscribe for any shares in or debentures of the Company is prohibited.

4. The authorised share capital of the Company shall be as specified from time to time in the Memorandum of Association of the Company. The share capital of the Company shall comprise of equity shares of Rupees Ten each and / or preference shares of such amount as may be determined by the Board from time to time. The shares may be issued at par or at a premium or at a discount as may be deemed expedient.

5. Subject to the provisions of these Articles and of the Act, the shares of the Company shall be under the control of the Board who may allot, issue or otherwise dispose of the same to such person on such terms and conditions and at such time as the Directors shall think fit and with full power to give any person the option to call for or be alloted shares of any class of the Company (subject to the provisions of Section 78 and 79 of the Act) at a premium or at par or at a discount and such option being exercisable for such time and for such considerations as the Directors think fit. The Board shall cause to be made the returns as to allotment provided in Section 75 of the Act.

6. Subject to the provisions of the Act and these Articles, the restrictions on transfer shall be in accordance with the Option Agreement. For the purposes of this Article, "transfer" shall mean and include the sale, transfer or disposal by any other means, or the creation of any charge, lien or other encumbrance (whether by way of pledge, mortgage, hypothecation or otherwise) in relation to the shares of the Company.

7. No business shall be transacted at any general meeting unless a quorum of members of present at the time when the meeting proceeds to business. Two members present in person shall be the required quorum. A person appointed under Section 187(2) by a corporation which is a member will be deemed to be a member personally present, within the meaning of this Regulation.

8. Subject to the provisions of Section 252 of the Companies Act, 1956, and unless and until otherwise determined by the Company in General Meeting, the minimum number of Directors shall be three (3) and the maximum shall be five (5).

9. Mr. Azim H. Premji shall be a permanent director of the Company and shall be the Chairman of the Company. All of the other directors shall be liable to retire by rotation.

10.  The Directors shall not be required to hold any qualification shares.

11. The Board shall be entitled to exercise all powers and to do all acts and things as the Company is authorised to exercise and subject to the provisions of the Act, the Memorandum and Articles of Association of the Company.

12. Wherever in the Act it has been provided that the Company shall have any right, privilege or authority or that the Company could carry out any transaction only if the Company is so authorised by its Articles then and in that case by virtue of this Regulation, the Company is hereby specifically authorised irrespective of whether the Company has such authority by any other regulation of this Articles, and is therefore empowered and entitled to have such right, privilege or authority and to carry out such transaction as having been permitted by the Act without there being any separate regulation in that behalf provided. As illustration if such rights, privileges, authorities and transactions the following are set out with relevant Sections:

     Section 76 to pay commission on issue of shares and debentures

     Section 80 to issue redeemable preference shares

     Section 92 to accept unpaid share capital although not called up

     Section 93 to pay dividend in proportion to the amount paid up

     Section 94 to alter the share capital of the Company

     Section 100 to reduce the share capital of the Company

     Section 106 to alter the rights of holders of special class of shares

     Section 114 of issue bearer share warrants

     Section 208 to pay interest out of capital in certain cases

     Section 260 giving power to the Board to appoint additional Directors.

     Section 265 to adopt proportional representation for the appointment of Directors

     Section 313 authorising the Board to appoint Alternate Directors.

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13.  The Board shall provide a Common Seal for the purposes of the Company and shall have power from time to time to destroy the same and substitute a new Seal in lieu thereof and the Board shall provide for the safe custody of the Seal for time being and the seal shall neer be used except by the authority of the Board or a Committee of the Board, previously given and in the presence of a Director of the Company or some other person as the Directors may from time to time, resolve, who shall sign every instrument to which the seal is affixed and every such instrument shall be countersigned by such other Director or person as the Directors may from time to time resolve.

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